Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)
Summit Midstream Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Units representing limited partner interests	Other(1)	750,000(2)	$31.78(1)	$23,835,000	$0.00014760	$3,519
Total Offering Amounts					$23,835,000		$3,519
Total Fee Offsets							N/A
Net Fee Due							$3,519

(1)	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”); this price is equal to the average of the high and low prices of the common units representing limited partner interests in Summit Midstream Partners, LP (“Common Units”) as reported on the New York Stock Exchange on June 14, 2024.

(2)	Represents Common Units issuable in respect of awards granted under the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (as amended from time to time, the “Plan”). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional Common Units as may become issuable under the Plan as a result of any common unit splits, non-cash distributions or other similar transactions pursuant to the adjustment or antidilution provisions thereof.